Friends and Shareholders:

I write to you all today to provide you with an important company update.

In spite of 2007's best ever performance by the Company, cash flow remains precarious and intermittent, as the responsibilities of the U.S. military continue to drain needed capital for large training initiatives.  However, this is a normal occurrence during times of war, and I do expect relief in the future as our foreign activities wane.

Our products are simply the best of class, and have certainly changed the market.  That is a verifiable fact within the market.

As important as timing is for sales, it is also important regarding management, and is why I have decided to step down as CEO and director of the Company.  Not because I have given up, quite the contrary, it is because I feel I have added as much as I could, cleaning up as many of the Company's ills as possible:  we resolved the lawsuit with the former CEO, built product and shipped it out the door, finishing 2007 with the largest training revenues to-date, we effectively negotiated an unprecedented balloon-style payment with the IRS ensuring the company's viability during repayment, and have at least temporarily stopped the predatory debenture after repaying many times its value in common stock.

Now, all that is left is to maintain an aggressive sales and marketing initiative to continue the growth of the Company.

I don't not retire without a few regrets, I certainly wanted to accomplish more during my tenure; but, I remain proud of our accomplishments and successes as well.

VirTra Systems has won a few strategic "battles" over the past two years; but, the "war" continues.  It is for these reasons I feel that turning over command to a new management team is the best move for the Company's growth from this day forward.  Although I will miss the challenges, I steadfastly believe it is the right thing to do for the Company.

I have enjoyed meeting some of you and working for you all, and remain available to the Company when needed.

Best regards, and I wish all good luck.

These are simply my personal comments and should not be relied upon in your investment decisions. I strongly urge you to conduct your own due diligence with regard to any investment in VirTra Systems. I respectfully refer you to VirTra Systems' filings with the United States Securities and Exchange Commission.

--Major General Perry V. Dalby (USA-Retired), VirTra Systems' CEO